Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 110 to the registration statement on Form N-1A (“Registration Statement”) of our report dated November 21, 2014, relating to the financial statements and financial highlights which appear in the September 30, 2014 Annual Report to Shareholders of the Loomis Sayles Core Plus Bond Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Performance,” “Financial Statements,” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

January 26, 2015